PRUCO LIFE INSURANCE COMPANY
PRUCO LIFE FLEXIBLE PREMIUM VARIABLE ANNUITY ACCOUNT

PRUCO LIFE INSURANCE COMPANY OF NEW JERSEY
PRUCO LIFE OF NEW JERSEY FLEXIBLE PREMIUM VARIABLE ANNUITY ACCOUNT

PRUDENTIAL ANNUITIES LIFE ASSURANCE CORPORATION
PRUDENTIAL ANNUITIES LIFE ASSURANCE CORPORATION VARIABLE ACCOUNT B

Supplement dated February 11, 2020
to Prospectuses dated April 29, 2019

This Supplement should be read in conjunction with the current Prospectus for your Annuity and should be retained for future reference. This Supplement is intended to update certain information in the Prospectus for the variable annuity you own and is not intended to be a prospectus or offer for any other variable annuity that you do not own. Defined terms used herein and not otherwise defined herein shall have the meanings given to them in the Prospectuses and Statements of Additional Information. If you would like another copy of the current Annuity Prospectus, please call us at 1-888-PRU-2888.

The Setting Every Community Up for Retirement Enhancement Act (“SECURE Act”) was enacted on December 20, 2019 and makes important changes to qualified annuities.

For contract owners attaining age 70 ½ on or after January 1, 2020, the age at which you must begin taking Require Minimum Distributions is increased to age 72. This change does not impact contract owners who attained age 70 ½ before January 1, 2020.

For Individual Retirement Annuity (“IRA”) owners or defined contribution plan participants who die on or after January 1, 2020, with limited exceptions, Beneficiaries of such will be required to take the entire death benefit within ten years of the owner’s death. This rule does not apply to eligible designated beneficiaries (“EDB”), who are: (1) the owner’s surviving spouse, (2) the owner’s minor child, (3) disabled, (4) chronically ill, or (5) an individual not more than 10 years younger than the owner. Instead of taking distributions under the new 10-year rule, an EDB can stretch distributions over life, or over a period not extending beyond life expectancy, provided that such distributions commence by December 31 of the year following the date of death, subject to certain special rules. An individual’s status as an EDB is determined on the date of the owner’s death.

You should consult with your financial professional or tax advisor if you believe you are affected by these changes.

THIS SUPPLEMENT SHOULD BE READ AND RETAINED FOR FUTURE REFERENCE.

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